UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Brookfield Finance I (UK) plc (Exact name of registrant as specified in its charter)	Brookfield Asset Management Inc. (Exact name of registrant as specified in its charter)

England and Wales	Ontario, Canada
(State of incorporation or organization)	(State of incorporation or organization)

Not Applicable (I.R.S. Employer Identification No.)	Not Applicable (I.R.S. Employer Identification No.)

Level 25, One Canada Square London, United Kingdom, E14 5AA	Brookfield Place, 181 Bay Street Suite 300, P.O. Box 762 Toronto, Ontario, M5J 2T3
(Address of principal executive offices, including zip code)	(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
4.50% Perpetual Subordinated Notes (and the subordinated guarantee related thereto)	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-249132 and 333-249134-03

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Brookfield Finance I (UK) plc (the “Issuer”) and Brookfield Asset Management Inc. (“Brookfield”) filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement dated November 17, 2020 (the “Prospectus Supplement”) to a short-form base shelf prospectus dated October 6, 2020 (the “Base Prospectus”), relating to securities to be registered hereunder included in the Issuer’s and Brookfield’s joint Registration Statement on Form F-10 and F-3 (File Nos. 333-249132 and 333-249134-03), which became effective on October 7, 2020.

Item 1.	Description of Registrant’s Securities to be Registered.

The Issuer and Brookfield are registering hereunder $230,000,000 in aggregate principal amount of the Issuer’s 4.50% Perpetual Subordinated Notes (the “Notes”). The Notes will be fully and unconditionally guaranteed, on a subordinated basis, as to payment of principal, premium (if any) and interest and certain other amounts by Brookfield. For a description of the Notes, reference is made to the information under the heading “Description of Debt Securities” of the Base Prospectus, as supplemented by the information under the heading “Description of the Notes” in the Prospectus Supplement. Such information is incorporated herein by reference and made a part of this registration statement in its entirety. The Notes will be governed by the Indenture dated November 24, 2020, as amended and supplemented by the First Supplemental Indenture, dated November 24, 2020, by and among the Issuer, Brookfield, Computershare Trust Company of Canada, as Canadian trustee and Computershare Trust Company, N.A., as U.S. trustee, copies of which are incorporated by reference herein.

Item 2.	Exhibits.

Exhibit Number	Description
4.1	Indenture dated November 24, 2020, by and among Brookfield Asset Management Inc., as guarantor, Brookfield Finance I (UK) plc, as issuer, Computershare Trust Company of Canada, as Canadian trustee and Computershare Trust Company, N.A., as U.S. trustee (filed as Exhibit 99.1 to Brookfield Asset Management Inc.’s Form 6-K on November 24, 2020)
4.2	First Supplemental Indenture November 24, 2020, by and among Brookfield Asset Management Inc., as guarantor, Brookfield Finance I (UK) plc, as issuer, Computershare Trust Company of Canada, as Canadian trustee and Computershare Trust Company, N.A., as U.S. trustee (filed as Exhibit 99.2 to Brookfield Asset Management Inc.’s Form 6-K on November 24, 2020)
4.3	Form of 4.50% Perpetual Subordinated Notes (included in Exhibit 99.2 to Brookfield Asset Management’s Form 6-K filed on November 24, 2020)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 24, 2020	BROOKFIELD FINANCE I (UK) PLC

	By:	/s/ Kunal Dusad
		Name:	Kunal Dusad
		Title:	Chief Financial Officer

BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ J. Bruce Flatt
		Name:	J. Bruce Flatt
		Title:	Director and Chief Executive Officer